Exhibit 99.1

ZALE CORPORATION	Zales Jewelers	Executive Office:

	Zales Outlet	901 West Walnut Hill Lane

	Zale Direct	Irving, Texas 75038-1003

	Gordon’s Jewelers	972.580.4000

	Peoples Jewellers	Fax 972.580.5523

	Mappins Jewellers	www.zalecorp.com

Piercing Pagoda

NEWS RELEASE

CONTACT:	David H. Sternblitz
Vice President and Treasurer
(972) 580-5047

ZALE CORPORATION ANNOUNCES 7.3% COMPARABLE SALES DECREASE FOR THE SECOND QUARTER

DALLAS, Texas, February 7, 2008 - Zale Corporation (NYSE:ZLC), a leading specialty retailer of fine jewelry in North America, today reported that for the second quarter ended January 31, 2008, comparable store sales decreased 7.3%. Revenues for the second quarter were $827 million compared to $892 million last year, a decrease of 7.3%. As previously announced, the sale of Bailey Banks & Biddle was completed on November 9, 2007 and has been excluded from the results for both the current and comparable periods.

The Company commented that while it had a 5.7% January comparable store sales increase, approximately 3 percentage points were related to the timing of a Valentine’s Day customer appreciation event.

Year-to-date total revenues decreased 5.5% to $1.204 billion, compared to $1.274 billion for the same period last year. Year-to-date comparable store sales decreased 5.1%.

Unrecognized revenues related to warranty sales increased $33 million for the second quarter. Year-to-date, unrecognized revenues increased $47 million. This increase reflects the incremental cash collected and the future positive impact to earnings as a result of the previously announced change to the Company’s accounting method for its lifetime jewelry protection plans.

The Company stated that for the second fiscal quarter ending January 31, 2008 it continues to expect diluted earnings per share from continuing operations to be in the previously stated range of $1.08 to $1.13.

Zale Corporation will announce its second quarter 2008 earnings results on February 21, 2008. A conference call will be held at 9:00 a.m. EST. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations.

About Zale Corporation

Zale Corporation is a leading specialty retailer of fine jewelry in North America, operating over 2,200 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Outlet, Gordon’s Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release contains forward-looking statements, including statements regarding the Company’s earnings guidance for the second fiscal quarter ending January 31, 2008. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company’s actual results to differ materially from the results expressed in the forward-looking statements.  These factors include, but are not limited to: we have not completed closing our books (and the closing process could impact some of the estimates we are relying upon). For other factors, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2007.  The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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